                                                                     EXHIBIT 3.2

                            CERTIFICATE OF ADOPTION
                                      OF
                                  RESOLUTIONS
                                      BY
                            THE BOARD OF DIRECTORS
                                      OF
                             WHITTAKER CORPORATION
                             ---------------------



     WHEREAS, the Board of Directors is authorized under Article III, Section 2(a) of the Bylaws of this corporation to fix the number of directors of this corporation from time to time by resolution.

     NOW, THEREFORE, BE IT RESOLVED, that effective March 26, 1999, the number of the Board of Directors shall be seven (7).


                              * * * * * * * * * *


     I, Lynne M. O. Brickner, do hereby certify that I am the duly elected and acting Secretary of Whittaker Corporation; that the foregoing is a full, true and correct copy of the resolutions adopted at a meeting of the Board of Directors of Whittaker Corporation held on March 26, 1999, at which meeting a quorum of said Board was at all times present and acting and that said Board resolutions have not been modified or rescinded and are in full force and effect as of the date of this certificate.


Dated:  April 9, 1999

                                           /s/ Lynne M. O. Brickner
                                       ______________________________
                                           Lynne M. O. Brickner
                                                 Secretary